EXHIBIT 4g

DESCRIPTION OF SECURITIES OF VERIZON COMMUNICATIONS INC. REGISTERED PURSUANT
TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2024, Verizon Communications Inc. had the following thirty-two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (i) common stock, $0.10 par value per share (“Common Stock”), (ii) 0.875% Notes due 2025 (the “2025 Notes”), (iii) 3.25% Notes due 2026 (the “3.25% 2026 Notes”), (iv) 1.375% Notes due 2026 (the “1.375% 2026 Notes”), (v) 0.875% Notes due 2027 (the “2027 Notes”), (vi) 1.375% Notes due 2028 (the “1.375% 2028 Notes”), (vii) 1.125% Notes due 2028 (the “1.125% 2028 Notes), (viii) 2.350% Fixed Rate Notes due 2028 (the “2028 AUD Notes”), (ix) 1.875% Notes due 2029 (the “1.875% 2029 Notes”), (x) 0.375% Notes due 2029 (the “0.375% 2029 Notes”), (xi) 1.250% Notes due 2030 (the “1.250% 2030 Notes”), (xii) 1.875% Notes due 2030 (the “1.875% 2030 Notes”), (xiii) 4.250% Notes due 2030 (the “4.250% 2030 Notes”) (xiv) 2.625% Notes due 2031 (the “2.625% 2031 Notes”), (xv) 2.500% Notes due 2031 (the “2.500% 2031 Notes”), (xvi) 3.000% Fixed Rate Notes due 2031 (the “2031 AUD Notes”), (xvii) 0.875% Notes due 2032 (the “0.875% 2032 Notes”), (xviii) 0.750% Notes due 2032 (the “0.750% 2032 Notes”), (xix) 3.500% Notes due 2032 (the “3.500% 2032 Notes”), (xx) 1.300% Notes due 2033 (the “2033 Notes”), (xxi) 4.75% Notes due 2034 (the “4.75% 2034 Sterling Notes”), (xxii) 4.750% Notes due 2034 (the “4.750% 2034 Euro Notes”), (xxiii) 3.125% Notes due 2035 (the “3.125% 2035 Notes”), (xxiv) 1.125% Notes due 2035 (the “1.125% 2035 Notes”), (xxv) 3.750% Notes due 2036 (the “3.750% 2036 Notes”), (xxvi) 3.375% Notes due 2036 (the “3.375% 2036 Notes”), (xxvii) 2.875% Notes due 2038 (the “2.875% 2038 Notes”), (xxviii) 1.875% Notes due 2038 (the “1.875% 2038 Notes”), (xxix) 1.500% Notes due 2039 (the “2039 Notes”), (xxx) 3.50% Fixed Rate Notes due 2039 (the “2039 AUD Notes”), (xxxi) 1.850% Notes due 2040 (the “2040 Notes” and, together with the 2025 Notes, the 3.25% 2026 Notes, the 1.375% 2026 Notes, the 2027 Notes, the 1.375% 2028 Notes, the 1.125% 2028 Notes, the 1.875% 2029 Notes, the 0.375% 2029 Notes, the 1.250% 2030 Notes, the 1.875% 2030 Notes, the 4.250% 2030 Notes, the 2.625% 2031 Notes, the 2.500% 2031 Notes, the 0.875% 2032 Notes, the 0.750% 2032 Notes, the 3.500% 2032 Notes, the 2033 Notes, the 4.75% 2034 Sterling Notes, the 4.750% 2034 Euro Notes, the 3.125% 2035 Notes, the 1.125% 2035 Notes, the 3.750% 2036 Notes, the 3.375% 2036 Notes, the 2.875% 2038 Notes, the 1.875% 2038 Notes, and the 2039 Notes, the “Notes”), and (xxxii) 3.850% Fixed Rate Notes due 2041 (the “2041 AUD Notes” and, together with the 2028 AUD Notes, the 2031 AUD Notes and the 2039 AUD Notes, the “AUD Notes”). In this exhibit, “we,” “our,” “us” and “Verizon Communications” refer to Verizon Communications Inc.

COMMON STOCK
Our restated certificate of incorporation provides authority to issue up to 6,500,000,000 shares of stock of all classes, of which 6,250,000,000 are shares of Common Stock, and 250,000,000 are shares of preferred stock, $0.10 par value per share.

Subject to any preferential rights of the preferred stock, holders of shares of our Common Stock are entitled to receive dividends on that stock out of assets legally available for distribution when, as and if authorized and declared by the board of directors and to share ratably in assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding-up. We may not pay any dividend or make any distribution of assets on shares of Common Stock until cumulative dividends on shares of preferred stock then outstanding, if any, having dividend or distribution rights senior to the Common Stock have been paid.

Holders of Common Stock are entitled to one vote per share on all matters voted on generally by the shareholders, including the election of directors. In addition, the holders of Common Stock possess all voting power except as otherwise required by law or except as provided for by any series of preferred stock. Our restated certificate of incorporation does not provide for cumulative voting for the election of directors.

No holder of any shares of Common Stock has any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any authorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock.

The Common Stock is listed on the New York Stock Exchange and the Nasdaq Global Select Market under the symbol “VZ.”

Our board of directors is authorized at any time to provide for the issuance of all or any shares of our preferred stock in one or more classes or series, and to fix for each class or series voting powers, full or limited, or no voting powers, and distinctive designations, preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of the preferred stock and to the fullest extent as may be permitted by Delaware law. This authority includes, but is not limited to, the authority to provide that any class or series be:

•subject to redemption at a specified time or times and at a specified price or prices;

•entitled to receive dividends (which may be cumulative or non-cumulative) at specified rates, on specified conditions and at specified times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or any other series;

•entitled to rights upon the dissolution of, or upon any distribution of the assets of, Verizon Communications; or

•convertible into, or exchangeable for, shares of any class or classes of our stock, or our other securities or property, at a specified price or prices or at specified rates of exchange and with any specified adjustments.

Although no shares of preferred stock are outstanding as of December 31, 2024, in the event of the issuance of any shares of preferred stock, the rights evidenced by, or amounts payable with respect to, the Common Stock may be materially limited or qualified by the terms of such preferred stock.

NOTES
The following description of the Notes is a summary and does not purport to be complete. This description is qualified in its entirety by reference to the indenture between Verizon Communications (both individually and as successor in interest to Verizon Global Funding Corp.) and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association (as successor to Wachovia Bank, National Association, formerly known as First Union National Bank), as trustee, dated as of December 1, 2000, as amended (the “Indenture”), and the terms of the global securities representing the Notes.

Principal Amount, Maturity, Interest and Listing
The following table sets forth for each series of Notes the applicable date of initial issuance, principal amount initially issued, principal amount outstanding as of December 31, 2024, maturity date, interest rate per annum, interest payment and record dates, and New York Stock Exchange listing symbol:

Notes	Date of Initial Issuance	Principal Amount Initially Issued	Principal Amount Outstanding as of 12/31/2024	Maturity Date	Interest Rate Per Annum	Interest Payment Date	Record Date	NYSE Listing Symbol
2025 Notes	November 2, 2016	€1,000,000,000	€747,475,000	April 2, 2025	0.875%	April 2	March 19	VZ 25
3.25% 2026 Notes	February 12, 2014	€1,250,000,000	€842,980,000	February 17, 2026	3.250%	February 17	February 3	VZ 26
1.375% 2026 Notes	October 27, 2017	€1,250,000,000	€745,579,000	October 27, 2026	1.375%	October 27	October 12	VZ 26B
2027 Notes	April 8, 2019	€1,250,000,000	€622,793,000	April 8, 2027	0.875%	April 8	March 24	VZ 27E
1.375% 2028 Notes	November 2, 2016	€1,250,000,000	€1,059,958,000	November 2, 2028	1.375%	November 2	October 19	VZ 28
1.125% 2028 Notes	November 3, 2020	£600,000,000	£600,000,000	November 3, 2028	1.125%	November 3	Business day preceding the interest payment date	VZ 28A
1.875% 2029 Notes	October 27, 2017	€750,000,000	€750,000,000	October 26, 2029	1.875%	October 26	October 11	VZ 29B
0.375% 2029 Notes	March 22, 2021	€1,000,000,000	€1,000,000,000	March 22, 2029	0.375%	March 22	Business day preceding the interest payment date	VZ 29D
1.250% 2030 Notes	April 8, 2019	€1,250,000,000	€1,250,000,000	April 8, 2030	1.250%	April 8	March 24	VZ 30
1.875% 2030 Notes	September 19, 2019	£550,000,000	£550,000,000	September 19, 2030	1.875%	September 19	September 4	VZ 30A

4.250% 2030 Notes	October 31, 2022	€1,250,000,000	€1,250,000,000	October 31, 2030	4.250%	October 31	Business day preceding the interest payment date	VZ 30D
2.625% 2031 Notes	December 1, 2014	€1,000,000,000	€1,000,000,000	December 1, 2031	2.625%	December 1	November 15	VZ 31
2.500% 2031 Notes	April 8, 2019	£500,000,000	£500,000,000	April 8, 2031	2.500%	April 8	March 24	VZ 31A
0.875% 2032 Notes	September 19, 2019	€800,000,000	€800,000,000	March 19, 2032	0.875%	March 19	March 4	VZ 32
0.750% 2032 Notes	March 22, 2021	€1,000,000,000	€1,000,000,000	March 22, 2032	0.750%	March 22	Business day preceding the interest payment date	VZ 32A
2033 Notes	May 18, 2020	€1,350,000,000	€1,350,000,000	May 18, 2033	1.300%	May 18	Business day preceding the interest payment date	VZ 33B
4.75% 2034 Sterling Notes	February 12, 2014	£850,000,000	£456,624,000	February 17, 2034	4.750%	February 17	February 3	VZ 34
4.750% 2034 Euro Notes	October 31, 2022	€1,250,000,000	€1,250,000,000	October 31, 2034	4.750%	October 31	Business day preceding the interest payment date	VZ 34C
3.125% 2035 Notes	November 2, 2016	£450,000,000	£450,000,000	November 2, 2035	3.125%	November 2	October 19	VZ 35
1.125% 2035 Notes	March 22, 2021	€750,000,000	€750,000,000	September 19, 2035	1.125%	September 19	Business day preceding the interest payment date	VZ 35A
3.375% 2036 Notes	October 27, 2017	£1,000,000,000	£1,000,000,000	October 27, 2036	3.375%	October 27	October 12	VZ 36A
2.875% 2038 Notes	October 27, 2017	€1,500,000,000	€1,500,000,000	January 15, 2038	2.875%	January 15	January 1	VZ 38B
1.875% 2038 Notes	November 3, 2020	£600,000,000	£600,000,000	November 3, 2038	1.875%	November 3	Business day preceding the interest payment date	VZ 38C
2039 Notes	September 19, 2019	€500,000,000	€500,000,000	September 19, 2039	1.500%	September 19	September 4	VZ 39C
2040 Notes	May 18, 2020	€800,000,000	€800,000,000	May 18, 2040	1.850%	May 18	Business day preceding the interest payment date	VZ 40

Interest on each series of Notes is payable annually in arrears and will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on such series (or the date of initial issuance of such series, if no interest has been paid on such series), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined by the rulebook of the International Capital Market Association.

If interest or principal on any of the 2025 Notes, 3.25% 2026 Notes, 1.375% 2026 Notes, 2027 Notes, 1.375% 2028 Notes, 1.875% 2029 Notes, 0.375% 2029 Notes, 1.250% 2030 Notes, 4.250% 2030 Notes, 2.625% 2031 Notes, 0.875% 2032 Notes, 0.750% 2032 Notes, 3.500% 2032 Notes, 2033 Notes, 4.750% 2034 Euro Notes, 1.125% 2035 Notes, 3.750% 2036 Notes, 2.875% 2038 Notes, 2039 Notes and 2040 Notes (collectively, the “Euro Notes”) is payable on a Saturday, Sunday or any other day when commercial banks are not open for business in The City of New York or London or any day on which the Trans-European Automated Real-time Gross settlement Express Transfer payment system or any successor thereto is not open for transfer of payments, we will make the payment on the next succeeding business day in such locations, and no additional interest will accrue as a result of the delay in payment. If interest or principal on any of the 1.125% 2028 Notes, 1.875% 2030 Notes, 2.500% 2031 Notes, 4.75% 2034 Sterling Notes, 3.125% 2035 Notes, 3.375% 2036 Notes and 1.875% 2038 Notes (collectively, the “Sterling Notes”) is payable on a Saturday, Sunday or any other day when commercial banks are not open for business in The City of New York or London, we will make the payment on the next business day in such locations, and no additional interest will accrue as a result of the delay in payment.

We may issue additional Notes of any series in the future.
Ranking
    Each series of Notes is unsecured and ranks equally with all of our unsecured and unsubordinated indebtedness.
Currency Conversion
    All payments of principal, interest and additional amounts, if any, including any payments made upon any redemption, on the Euro Notes will be payable in euro.
    All payments of principal, interest and additional amounts, if any, including any payments made upon any redemption, on the Sterling Notes will be payable in GBP.
If either euro or GBP, as applicable, is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the euro), then all payments in respect of the relevant Notes will be made in U.S. dollars until euro or GBP, as the case may be, is again available to us. The amount payable on any date in euro or GBP, as applicable, will be converted into U.S. dollars at a rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the latest U.S. dollar/euro exchange rate or U.S. dollar/GBP exchange rate, as applicable, available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Any payment in respect of the Notes alternatively made in U.S. dollars will not constitute an event of default under the Notes or the Indenture.
Optional Redemption
2025 Notes, 3.25% 2026 Notes, 1.375% 2026 Notes, 1.375% 2028 Notes, 1.875% 2029 Notes, 2.625% 2031 Notes, 4.75% 2034 Sterling Notes, 3.125% 2035 Notes, 3.375% 2036 Notes and 2.875% 2038 Notes
We have the option to redeem each of the 2025 Notes, 3.25% 2026 Notes, 1.375% 2026 Notes, 1.375% 2028 Notes, 1.875% 2029 Notes, 2.625% 2031 Notes, 4.75% 2034 Sterling Notes, 3.125% 2035 Notes, 3.375% 2036 Notes and 2.875% 2038 Notes on not less than 30 nor more than 60 days’ notice, in whole or in part, at any time prior to maturity, at a redemption price equal to the greater of:

(i)100% of the principal amount of the Notes of such series being redeemed, or

(ii)the sum of the present values of the remaining scheduled payments of principal and interest on the Notes of such series being redeemed (exclusive of interest accrued to the date of redemption), as the case may be, discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at (A) the Comparable Government Bond Rate plus 20 basis points for the 2025 Notes, (B) the Comparable Government Bond Rate plus 25 basis points for the 3.25% 2026 Notes, (C) the Comparable Government Bond Rate plus 20 basis points for the 1.375% 2026 Notes, (D) the Comparable Government Bond Rate plus 20 basis points for the 1.375% 2028 Notes, (E) the Comparable Government Bond Rate plus 25 basis points for the 1.875% 2029 Notes, (F) the Comparable Government Bond Rate plus 25 basis points for the 2.625% 2031 Notes, (G) the Comparable Government Bond Rate plus 25 basis points for the 4.75% 2034 Sterling Notes, (H) the

Comparable Government Bond Rate plus 25 basis points for the 3.125% 2035 Notes, (I) the Comparable Government Bond Rate plus 25 basis points for the 3.375% 2036 Notes and (J) the Comparable Government Bond Rate plus 30 basis points for the 2.875% 2038 Notes, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the date of redemption.
2027 Notes, 1.125% 2028 Notes, 0.375% 2029 Notes, 1.250% 2030 Notes, 1.875% 2030 Notes, 4.250% 2030 Notes, 2.500% 2031 Notes, 0.875% 2032 Notes, 0.750% 2032 Notes, 3.500% 2032 Notes, 2033 Notes, 4.750% 2034 Euro Notes, 1.125% 2035 Notes, 3.750% 2036 Notes, 1.875% 2038 Notes, 2039 Notes and 2040 Notes

We have the option to redeem the 2027 Notes, 1.125% 2028 Notes, 0.375% 2029 Notes, 1.250% 2030 Notes, 1.875% 2030 Notes, 4.250% 2030 Notes, 2.500% 2031 Notes, 0.875% 2032 Notes, 0.750% 2032 Notes, 3.500% 2032 Notes, 2033 Notes, 4.750% 2034 Euro Notes, 1.125% 2035 Notes, 3.750% 2036 Notes, 1.875% 2038 Notes, 2039 Notes and 2040 Notes on not less than 10 nor more than 60 days’ notice, in whole or in part,

(i)     at any time prior to (A) January 8, 2027 (three months prior to the maturity date of the 2027 Notes) (the “2027 Notes par call date”) with respect to the 2027 Notes, (B) August 3, 2028 (three months prior to the maturity date of the 1.125% 2028 Notes) (the “1.125% 2028 Notes par call date”) with respect to the 1.125% 2028 Notes, (C) December 22, 2028 (three months prior to the maturity date of the 0.375% 2029 Notes) (the “0.375% 2029 Notes par call date”) with respect to the 0.375% 2029 Notes, (D) January 8, 2030 (three months prior to the maturity date of the 1.250% 2030 Notes) (the “1.250% 2030 Notes par call date”) with respect to the 1.250% 2030 Notes, (E) June 19, 2030 (three months prior to the maturity date of the 1.875% 2030 Notes) (the “1.875% 2030 Notes par call date”) with respect to the 1.875% 2030 Notes, (F) July 31, 2030 (three months prior to the maturity date of the 4.250% 2030 Notes) (the “4.250% 2030 Notes par call date”) with respect to the 4.250% 2030 Notes, (G) January 8, 2031 (three months prior to the maturity date of the 2.500% 2031 Notes) (the “2.500% 2031 Notes par call date”) with respect to the 2.500% 2031 Notes, (H) December 19, 2031 (three months prior to the maturity date of the 0.875% 2032 Notes) (the “0.875% 2032 Notes par call date”) with respect to the 0.875% 2032 Notes, (I) December 22, 2031 (three months prior to the maturity date of the 0.750% 2032 Notes) (the “0.750% 2032 Notes par call date”) with respect to the 0.750% 2032 Notes, (J) March 28, 2032 (three months prior to the maturity of the 3.500% 2032 Notes) (the “3.500% 2032 Notes par call date”) with respect to the 3.500% 2032 Notes, (K) February 18, 2033 (three months prior to the maturity date of the 2033 Notes) (the “2033 Notes par call date”) with respect to the 2033 Notes, (L) July 31, 2034 (three months prior to the maturity date of the 4.750% 2034 Euro Notes) (the “4.750% 2034 Euro Notes par call date”) with respect to the 4.750% 2034 Euro Notes, (M) June 19, 2035 (three months prior to the maturity date of the 1.125% 2035 Notes) (the “1.125% 2035 Notes par call date”) with respect to the 1.125% 2035 Notes, (N) November 28, 2035 (three months prior to the maturity date of the 3.750% 2036 Notes) (the “3.750% 2036 Notes par call date”) with respect to the 3.750% 2036 Notes, (O) August 3, 2038 (three months prior to the maturity date of the 1.875% 2038 Notes) (the “1.875% 2038 Notes par call date”) with respect to the 1.875% 2038 Notes, (P) March 19, 2039 (six months prior to the maturity date of the 2039 Notes) (the “2039 Notes par call date”) with respect to the 2039 Notes, and (Q) November 18, 2039 (six months prior to the maturity date of the 2040 Notes) (the “2040 Notes par call date”) with respect to the 2040 Notes, at a redemption price equal to the greater of:

(a) 100% of the principal amount of the Notes of such series being redeemed, or
(b) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes of such series being redeemed (exclusive of interest accrued to the date of redemption), assuming for such purpose that the (A) 2027 Notes matured on the 2027 Notes par call date, (B) 1.125% 2028 Notes matured on the 1.125% 2028 Notes par call date, (C) 0.375% 2029 Notes matured on the 0.375% 2029 Notes par call date, (D) 1.250% 2030 Notes matured on the 1.250% 2030 Notes par call date, (E) 1.875% 2030 Notes matured on the 1.875% 2030 Notes par call date, (F) 4.250% 2030 Notes matured on the 4.250% 2030 Notes par call date, (G) 2.500% 2031 Notes matured on the 2.500% 2031 Notes par call date, (H) 0.875% 2032 Notes matured on the 0.875% 2032 Notes par call date, (I) 0.750% 2032 Notes matured on the 0.750% 2032 Notes par call date, (J) 3.500% 2032 Notes matured on the 3.500% 2032 Notes par call date, (K) 2033 Notes matured on the 2033 Notes par call date, (L) 4.750% 2034 Euro Notes matured on the 4.750% 2034 Euro Notes par call date, (M) 1.125% 2035 Notes matured on the 1.125% 2035 Notes par call date, (N) 3.750% 2036 Notes matured on the 3.750% 2036 Notes par call date, (O) 1.875% 2038 Notes matured on the 1.875% 2038 Notes, (P) 2039 Notes matured on the 2039 Notes par call date, and (Q) 2040 Notes matured on the 2040 Notes par call date, discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at (AA) the Comparable Government Bond Rate plus 20 basis points for the 2027 Notes, (BB) the Comparable Government Bond Rate plus 20 basis points for the 1.125% 2028 Notes, (CC) the Comparable Government Bond Rate plus 15 basis points for the 0.375% 2029 Notes, (DD) the Comparable Government Bond Rate plus 25 basis points for the 1.250% 2030 Notes, (EE) the Comparable Government Bond Rate plus 25 basis points for the 1.875% 2030 Notes, (FF) the Comparable Government Bond Rate plus 35 basis points for the 4.250% 2030 Notes, (GG) the Comparable Government Bond Rate plus 25 basis points for the 2.500% 2031 Notes, (HH) the Comparable Government Bond Rate plus 25 basis points for the 0.875% 2032 Notes, (II) the Comparable Government Bond Rate plus 20 basis points for the 0.750% 2032 Notes, (JJ) the Comparable Government Bond Rate plus 20 basis points for the 3.500% 2032 Notes, (KK) the Comparable Government Bond Rate plus 30 basis points for the 2033 Notes, (LL) the Comparable

Government Bond Rate plus 40 basis points for the 4.750% 2034 Euro Notes, (MM) the Comparable Government Bond Rate plus 25 basis points for the 1.125% 2035 Notes, (NN) the Comparable Government Bond Rate plus 25 basis points for the 3.750% 2036 Notes, (OO) the Comparable Government Bond Rate plus 20 basis points for the 1.875% 2038 Notes, (PP) the Comparable Government Bond Rate plus 30 basis points for the 2039 Notes and (QQ) the Comparable Government Bond Rate plus 35 basis points for the 2040 Notes; and

(ii)     at any time on or after (A) the 2027 Notes par call date with respect to the 2027 Notes, (B) the 1.125% 2028 Notes par call date with respect to the 1.125% 2028 Notes, (C) the 0.375% 2029 Notes par call date with respect to the 0.375% 2029 Notes, (D) the 1.250% 2030 Notes par call date with respect to the 1.250% 2030 Notes, (E) the 1.875% 2030 Notes par call date with respect to the 1.875% 2030 Notes, (F) the 4.250% 2030 Notes par call date with respect to the 4.250% 2030 Notes, (G) the 2.500% 2031 Notes par call date with respect to the 2.500% 2031 Notes, (H) the 0.875% 2032 Notes par call date with respect to the 0.875% 2032 Notes, (I) the 0.750% 2032 Notes par call date with respect to the 0.750% 2032 Notes, (J) the 3.500% 2032 Notes par call date with respect to the 3.500% 2032 Notes, (K) the 2033 Notes par call date with respect to the 2033 Notes, (L) the 4.750% 2034 Euro Notes par call date with respect to the 4.750% 2034 Euro Notes, (M) the 1.125% 2035 Notes par call date with respect to the 1.125% 2035 Notes, (N) the 3.750% 2036 Notes par call date with respect to the 3.750% 2036 Notes, (O) the 1.875% 2038 Notes par call date with respect to the 1.875% 2038 Notes, (P) the 2039 Notes par call date with respect to the 2039 Notes and (Q) the 2040 Notes par call date with respect to the 2040 Notes, at a redemption price equal to 100% of the principal amount of the Notes of such series being redeemed, plus, in each case, accrued and unpaid interest on the principal amount of such series being redeemed to, but excluding, the date of redemption.
Defined Terms
The “Comparable Government Bond Rate” will be determined on the third business day preceding the redemption date and means, with respect to any date of redemption, the rate per annum equal to the yield to maturity calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (ACTUAL/ACTUAL (ICMA)) of the applicable Comparable Government Bond, assuming a price for the applicable Comparable Government Bond (expressed as a percentage of its principal amount) equal to the applicable Comparable Government Bond Price for such date of redemption.

    “Calculation Agent” means an independent investment banking or commercial banking institution of international standing appointed by us.
“Comparable Government Bond” means (i) with respect to any series of Euro Notes, the Federal Republic of Germany government security or securities selected by one of the Reference Government Bond Dealers appointed by us as having an actual or interpolated maturity comparable with the remaining term of such series of Euro Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a maturity comparable to the remaining term of such series of Euro Notes (to, in the case of the 0.375% 2029 Notes, December 22, 2028; to, in the case of the 4.250% 2030 Notes, July 31, 2030; to, in the case of the 0.750% 2032 Notes, December 22, 2031; to, in the case of the 3.500% 2032 Notes, March 28, 2032; to, in the case of the 2033 Notes, February 18, 2033; to, in the case of the 4.750% 2034 Euro Notes, July 31, 2034; to, in the case of the 1.125% 2035 Notes, June 19, 2035; to, in the case of the 3.750% 2036 Notes, November 28, 2035; and to, in the case of the 2040 Notes, November 18, 2039), and (ii) with respect to any series of Sterling Notes, the United Kingdom government security or securities selected by one of the Reference Government Bond Dealers appointed by us as having an actual or interpolated maturity comparable with the remaining term of such series of Sterling Notes (to, in the case of the 1.125% 2028 Notes, August 3, 2028, and to, in the case of the 1.875% 2038 Notes, August 3, 2038), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of sterling-denominated corporate debt securities of a maturity comparable to the remaining term of such series of Sterling Notes (to, in the case of the 1.125% 2028 Notes, August 3, 2028, and to, in the case of the 1.875% 2038 Notes, August 3, 2038).

“Comparable Government Bond Price” means, with respect to any redemption date, (A) the arithmetic average of the Reference Government Bond Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Government Bond Dealer Quotations, or (B) if the Calculation Agent obtains fewer than four such Reference Government Bond Dealer Quotations, the arithmetic average of all such quotations.

“Reference Government Bond Dealer” means each of five banks selected by us, which are (A) primary European government securities dealers, and their respective successors, or (B) market makers in pricing corporate bond issues.

“Reference Government Bond Dealer Quotations” means, with respect to each Reference Government Bond Dealer and any redemption date, the arithmetic average, as determined by the Calculation Agent, of the bid and offered prices for the applicable Comparable Government Bond (expressed in each case as a percentage of its principal amount) at 11:00 a.m., Central European Time, on the third business day preceding such date for redemption quoted in writing to the Calculation Agent by such Reference Government Bond Dealer.

Tax Redemption

3.25% 2026 Notes, 2.625% 2031 Notes and 4.75% 2034 Sterling Notes

Each of the 3.25% 2026 Notes, 2.625% 2031 Notes and 4.75% 2034 Sterling Notes may be redeemed at our option, in whole but not in part, at any time on giving not less than 30 nor more than 60 days’ notice to the noteholders (which notice shall be irrevocable), at their principal amount, together with interest accrued to, but excluding, the date fixed for redemption, if:

(i)    we have or will become obliged to pay additional amounts with respect to such series of Notes as provided or referred to under “—Withholding Taxes—3.25% 2026 Notes and 4.75% 2034 Sterling Notes” below in the case of the 3.25% 2026 Notes and 4.75% 2034 Sterling Notes, or under “—Withholding Taxes—2.625% 2031 Notes” below in the case of the 2.625% 2031 Notes, as a result of any change in, or amendment to, the laws, treaties, or rulings of the United States or any political subdivision or any authority thereof or therein having the power to tax, or any change in the application or official interpretation of such laws or regulations or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted or adopted on or after the issue date of such series of Notes; provided that, prior to the publication of any notice of redemption pursuant to this paragraph, we have delivered to the trustee a certificate signed by one of our officers stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right so to redeem have occurred; or

(ii)    on or after the issue date of such series of Notes, any action is taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any authority thereof or therein having the power to tax, including any of those actions specified in clause (i) above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation is officially proposed, which, in any such case, in the written opinion of independent tax counsel of nationally recognized standing, will result in a material probability that we will become obliged to pay additional amounts with respect to such series of Notes; provided that, prior to the publication of any notice of redemption pursuant to this paragraph, we have delivered to the trustee a certificate signed by one of our officers stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right so to redeem have occurred. However, no such notice of redemption shall be given less than 30 or more than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts if a payment in respect of such series of Notes were then due.

2025 Notes, 1.375% 2026 Notes, 2027 Notes, 1.375% 2028 Notes, 1.125% 2028 Notes, 1.875% 2029 Notes, 0.375% 2029 Notes, 1.250% 2030 Notes, 1.875% 2030 Notes, 4.250% 2030 Notes, 2.500% 2031 Notes, 0.875% 2032 Notes, 0.750% 2032 Notes, 3.500% 2032 Notes, 2033 Notes, 4.750% 2034 Euro Notes, 3.125% 2035 Notes, 1.125% 2035 Notes, 3.750% 2036 Notes, 3.375% 2036 Notes, 2.875% 2038 Notes, 1.875% 2038 Notes, 2039 Notes and 2040 Notes
Each of the 2025 Notes, 1.375% 2026 Notes, 2027 Notes, 1.375% 2028 Notes, 1.125% 2028 Notes, 1.875% 2029 Notes, 0.375% 2029 Notes, 1.250% 2030 Notes, 1.875% 2030 Notes, 4.250% 2030 Notes, 2.500% 2031 Notes, 0.875% 2032 Notes, 0.750% 2032 Notes, 3.500% 2032 Notes, 2033 Notes, 4.750% 2034 Euro Notes, 3.125% 2035 Notes, 1.125% 2035 Notes, 3.750% 2036 Notes, 3.375% 2036 Notes, 2.875% 2038 Notes, 1.875% 2038 Notes, 2039 Notes and 2040 Notes may be redeemed at our option, in whole but not in part, at any time on giving not less than 30 days (or in the case of the 4.250% 2030 Notes, 3.500% 2032 Notes 4.750% 2034 Euro Notes and 3.750% 2036 Notes, not less than 10 days) nor more than 90 days’ notice to the noteholders (which notice shall be irrevocable), at their principal amount, together with interest accrued to the date fixed for redemption, if:

(i)    we have or will become obliged to pay additional amounts with respect to such series of Notes as provided or referred to under “—Withholding Taxes—2025 Notes, 1.375% 2026 Notes, 2027 Notes, 1.375% 2028 Notes, 1.875% 2029 Notes, 0.375% 2029 Notes, 1.250% 2030 Notes, 1.875% 2030 Notes, 4.250% 2030 Notes, 2.500% 2031 Notes, 0.875% 2032 Notes, 3.500% 2032 Notes, 0.750% 2032 Notes, 4.750% 2034 Euro Notes, 3.125% 2035 Notes, 1.125% 2035 Notes, 3.750% 2036 Notes, 3.375% 2036 Notes, 2.875% 2038 Notes and 2039 Notes” below in the case of the 2025 Notes, 1.375% 2026 Notes, 2027 Notes, 1.375% 2028 Notes, 1,875% 2029 Notes, 0.375% 2029 Notes, 1.250% 2030 Notes, 1.875% 2030 Notes, 4.250% 2030 Notes, 2.500% 2031 Notes, 0.875% 2032 Notes, 0.750% 2032 Notes, 3.500% 2032 Notes, 4.750% 2034 Euro Notes, 3.125% 2035 Notes, 1.125% 2035 Notes, 3.750% 2036 Notes, 3.375% 2036 Notes, 2.875% 2038 Notes and 2039 Notes, or under “—Withholding Taxes—2033 Notes, 1.125% 2028 Notes, 1.875% 2038 Notes and 2040 Notes” below in the case of the 2033 Notes, 1.125% 2028 Notes, 1.875% 2038 Notes and 2040 Notes as a result of any change in, or amendment to, the laws, treaties, or rulings of the United States or any political subdivision or any authority thereof or therein having the power to tax, or any change in the application or official interpretation of such laws or regulations or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted or adopted on or after the issue date of such series of Notes; or

(ii)    on or after the issue date of such series of Notes, any action is taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any authority thereof or therein having the power to tax, including any of those actions specified in clause (i) above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation is officially proposed, which, in any such case, will result in a material probability that we will become obliged to pay additional amounts with respect to such series of Notes; provided that, prior to the publication of any notice of redemption pursuant to this paragraph, we have delivered to the trustee a certificate signed by one of our officers stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right so to redeem have occurred and a copy of an opinion of a reputable independent counsel of our choosing to that effect based on that statement of facts. However no such notice of redemption shall be given less than 30 days (or in the case of the 4.250% 2030 Notes, 3.500% 2032 Notes, 4.750% 2034 Euro Notes and 3.500% 2032 Notes, less than 10 days) nor more than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts if a payment in respect of such series of Notes were then due.

Withholding Taxes
For purposes of all clauses described under “—Withholding Taxes”, references to the holder or beneficial owner of a Note include a fiduciary, settlor, beneficiary or person holding power over such holder or beneficial owner, if such holder or beneficial owner is an estate or trust, or a partner, member or shareholder of such holder or beneficial owner, if such holder or beneficial owner is a partnership, limited liability company or corporation. In addition, we will not pay additional amounts to the holder of a Note if such holder or the beneficial owner of such Note is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or if the holder of such Note is not the sole beneficial owner of such Note, as the case may be, to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficiary, partner or member of the partnership, limited liability company or other fiscally transparent entity, or a beneficial owner would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner or member received directly its beneficial or distributive share of the payment. For purposes of “—Withholding Taxes,” the term “Non-U.S. Person” means any person that is, for U.S. federal income tax purposes, a foreign corporation, nonresident alien individual, a nonresident fiduciary of a foreign estate or foreign trust or a foreign partnership one or more of the partners of which is such a foreign corporation, nonresident alien individual or nonresident fiduciary.

    Any additional amounts paid pursuant to any clause described under “—Withholding Taxes” on the Euro Notes or the Sterling Notes will be paid in euro or GBP, respectively.
3.25% 2026 Notes and 4.75% 2034 Sterling Notes

All payments of principal, interest and premium (if any) in respect of the 3.25% 2026 Notes and 4.75% 2034 Sterling Notes by us or a paying agent on our behalf shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges (“Taxes”) imposed by or on behalf of the United States or any political subdivision thereof or any authority therein or thereof having the power to tax, unless the withholding or deduction of such Taxes is required by law. In that event, we shall pay to a holder that is a Non-U.S. Person such additional amounts as may be necessary to ensure that the net amount received by such holder, after withholding or deduction for or on account of such Taxes, will be equal to the amount such holder would have received in the absence of such withholding or deduction. However, no additional amounts shall be payable with respect to any Note if the beneficial owner is subject to taxation solely for reasons other than its ownership of Notes, nor shall additional amounts be payable for or on account of:

(i)    any Tax that would not have been imposed, withheld or deducted but for any present or former connection (other than the mere fact of being a holder or beneficial owner of such Note) between the holder or the beneficial owner of such Note and the United States or the applicable political subdivision or authority, including, without limitation, such holder or beneficial owner being or having been a citizen or resident of the United States or the applicable political subdivision or authority or treated as being or having been a resident thereof;
(ii)    any Tax that would not have been imposed, withheld or deducted but for the holder or beneficial owner of such Note being or having been with respect to the United States a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or a corporation that accumulates earnings to avoid U.S. federal income tax;
(iii)    any Tax that is payable other than by withholding or deduction by us or a paying agent from payments in respect of such Note;
(iv)    any gift, estate, inheritance, sales, transfer, personal property, excise or similar Tax;
(v)    any Tax that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later, to the extent such change in law, treaty, regulation or administrative interpretation would apply retroactively to such payment;
(vi)    any Tax that would not have been imposed, withheld or deducted but for the presentation of such Note more than 30 days after the applicable payment becomes due or is duly provided for, whichever occurs later, except to the extent that such holder would have been entitled to such additional amounts on presenting such Note for payment on the last date of such period of 30 days;
(vii)    any Tax that would not have been imposed, withheld or deducted but for the failure of a direct or indirect holder or beneficial owner of such Note to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of such holder or beneficial owner;
(viii)    any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such Note to meet the requirements (including the statement requirements) of Section 871(h) or Section 881(c) of the Internal Revenue Code of 1986, as amended (the “Code”); or
(ix)    any combination of items (i)-(viii).
2.625% 2031 Notes
All payments of principal, interest and premium (if any) in respect of the 2.625% 2031 Notes by us or a paying agent on our behalf shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges (“Taxes”) imposed by or on behalf of the United States or any political subdivision thereof or any authority therein or thereof having the power to tax, unless the withholding or deduction of such Taxes is required by law. In that event, we shall pay to a holder that is a Non-U.S. Person such additional amounts as may be necessary to ensure that the net amount received by such holder, after withholding or deduction for or on account of such Taxes, will be equal to the amount such holder would have received in the absence of such withholding or deduction. However, no additional amounts shall be payable with respect to any Note if the beneficial owner is subject to taxation solely for reasons other than its ownership of Notes, nor shall additional amounts be payable for or on account of:
(i)    any Tax that would not have been imposed, withheld or deducted but for any present or former connection (other than the mere fact of being a holder or beneficial owner of such Note) between the holder or the beneficial owner of such Note and the United States or the applicable political subdivision or authority, including, without limitation, such holder or beneficial owner being or having been a citizen or resident of the United States or the applicable political subdivision or authority or treated as being or having been a resident thereof;
(ii)    any Tax that would not have been imposed, withheld or deducted but for the holder or beneficial owner of such Note being or having been with respect to the United States a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or a corporation that accumulates earnings to avoid U.S. federal income tax;
(iii)    any Tax that is payable other than by withholding or deduction by us or a paying agent from payments in respect of such Note;
(iv)    any gift, estate, inheritance, sales, transfer, personal property, excise or similar Tax;
(v)    any Tax that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later, to the extent such change in law, treaty, regulation or administrative interpretation would apply retroactively to such payment;
(vi)    any Tax that would not have been imposed, withheld or deducted but for the presentation of such Note more than 30 days after the applicable payment becomes due or is duly provided for, whichever occurs later, except to the extent that such holder would have been entitled to such additional amounts on presenting such Note for payment on the last date of such period of 30 days;
(vii)    any Tax that would not have been imposed, withheld or deducted but for the failure of a direct or indirect holder or beneficial owner of such Note to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of such holder or beneficial owner;
(viii)    any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such Note to meet the requirements (including the statement requirements) of Section 871(h) or Section 881(c) of the Code; or
(ix)    any Tax imposed pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreements entered pursuant to Section 1471(b) of the Code and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing; or
(x)    any combination of items (i)-(ix).
2025 Notes, 1.375% 2026 Notes, 2027 Notes, 1.375% 2028 Notes, 1.875% 2029 Notes, 0.375% 2029 Notes, 1.250% 2030 Notes, 1.875% 2030 Notes, 4.250% 2030 Notes, 2.500% 2031 Notes, 0.875% 2032 Notes, 0.750% 2032 Notes, 3.500% 2032

Notes, 4.750% 2034 Euro Notes, 3.125% 2035 Notes, 1.125% 2035 Notes, 3.750% 2036 Notes, 3.375% 2036 Notes, 2.875% 2038 Notes and 2039 Notes
All payments of principal, interest and premium (if any) in respect of the 2025 Notes, 1.375% 2026 Notes, 2027 Notes, 1.375% 2028 Notes, 1.875% 2029 Notes, 0.375% 2029 Notes, 1.250% 2030 Notes, 1.875% 2030 Notes, 4.250% 2030 Notes, 2.500% 2031 Notes, 0.875% 2032 Notes, 0.750% 2032 Notes, 3.500% 2032 Notes, 4.750% 2034 Euro Notes, 3.125% 2035 Notes, 1.125% 2035 Notes, 3.750% 2036 Notes, 3.375% 2036 Notes, 2.875% 2038 Notes and 2039 Notes by us or a paying agent on our behalf shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges (“Taxes”) imposed by or on behalf of the United States or any political subdivision thereof or any authority therein or thereof having the power to tax, unless the withholding or deduction of such Taxes is required by law. In that event, we shall pay to a holder that is a Non-U.S. Person such additional amounts as may be necessary to ensure that the net amount received by such holder, after withholding or deduction for or on account of such Taxes, will be equal to the amount such holder would have received in the absence of such withholding or deduction. However, no additional amounts shall be payable with respect to any Note if the beneficial owner is subject to taxation solely for reasons other than its ownership of Notes, nor shall additional amounts be payable for or on account of:
(i)    any Tax that would not have been imposed, withheld or deducted but for any present or former connection (other than the mere fact of being a holder or beneficial owner of such Note) between the holder or the beneficial owner of such Note and the United States or the applicable political subdivision or authority, including, without limitation, such holder or beneficial owner being or having been a citizen or resident of the United States or the applicable political subdivision or authority or treated as being or having been a resident thereof;
(ii)    any Tax that would not have been imposed, withheld or deducted but for the holder or beneficial owner of such Note being or having been with respect to the United States a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or a corporation that accumulates earnings to avoid U.S. federal income tax;
(iii)    any Tax that is payable other than by withholding or deduction by us or a paying agent from payments in respect of such Note;
(iv)    any gift, estate, inheritance, sales, transfer, value added, personal property, excise or similar Tax;
(v)    any Tax that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later;
(vi)    any Tax that would not have been imposed, withheld or deducted but for the presentation of such Note for payment more than 30 days after the applicable payment becomes due or is duly provided for, whichever occurs later, except to the extent that such holder would have been entitled to such additional amounts on presenting such Note for payment on the last date of such period of 30 days;
(vii)    any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such Note to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of such holder or beneficial owner;
(viii)    any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner (or any financial institution or other person through which the holder or beneficial owner holds any Notes) to comply with any certification, information, identification, documentation or other reporting requirements with respect to itself or any beneficial owner or account holders thereof;
(ix)    any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such Note to meet the requirements (relating, in the case of the 0.375% 2029 Notes, 4.250% 2030 Notes, 0.750% 2032 Notes, 4.750% 2034 Euro Notes and 1.125% 2035 Notes, to the portfolio interest exemption) (including the statement requirements) of Section 871(h) or Section 881(c) of the Code;

(x)    any Tax imposed by the Foreign Account Tax Compliance Act pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing; or
(xi)    any combination of items (i)-(x).
2033 Notes, 1.125% 2028 Notes, 1.875% 2038 Notes and 2040 Notes

    All payments of principal, interest and premium (if any) in respect of the 2033 Notes, 1.125% 2028 Notes, 1.875% 2038 Notes and 2040 Notes by us or a paying agent on our behalf shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges imposed by any governmental authority having the power to tax (“Taxes”), unless the withholding or deduction of such Taxes is required by law. If any Taxes are so imposed by or on behalf of the United States or any political subdivision thereof or any authority therein, we shall pay to a holder that is a Non-U.S. Person such additional amounts as may be necessary to ensure that the net amount received by such holder, after withholding or deduction for or on account of such Taxes, will be equal to the amount such holder would have received in the absence of such withholding or deduction. However, no additional amounts shall be payable for or on account of:
(i)    any Tax that would not have been imposed, withheld or deducted but for any present or former connection (other than the mere fact of being a holder or beneficial owner of such Note) between the holder or the beneficial owner of such Note and the United States or the applicable political subdivision or authority, including, without limitation, such holder or beneficial owner being or having been a citizen or resident of the United States or the applicable political subdivision or authority or treated as being or having been a resident thereof;
(ii)    any Tax that would not have been imposed, withheld or deducted but for the holder or beneficial owner of such Note being or having been for U.S. federal income tax purposes a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or a corporation that accumulates earnings to avoid U.S. federal income tax;
(iii)    any Tax that is payable other than by withholding or deduction by us or a paying agent from payments in respect of such Note;
(iv)    any gift, estate, inheritance, sales, transfer, value added, personal property, excise or similar Tax;
(v)    any Tax that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later;
(vi)    any Tax that would not have been imposed, withheld or deducted but for the presentation of such Note for payment more than 30 days after the applicable payment becomes due or is duly provided for, whichever occurs later, except to the extent that such holder would have been entitled to such additional amounts on presenting such Note for payment on the last date of such period of 30 days;
(vii)    any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such Note to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of such holder or beneficial owner;
(viii)    any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner (or any financial institution or other person through which the holder or beneficial owner holds any Notes) to comply with any certification, information, identification, documentation or other reporting requirements with respect to itself or any beneficial owner or account holders thereof;
(ix)    any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such Note to meet the requirements (including the statement requirements) of Section 871(h) or Section 881(c) of the Code;
(x)    any Tax imposed by the Foreign Account Tax Compliance Act pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing; or
(xi)    any combination of items (i)-(x).
Book-Entry Only Form
Each series of Notes was issued in book-entry only form, which means that it is represented by one or more permanent global securities registered in the name of The Depository Trust Company, New York, New York (“DTC”), or its nominee. We refer to this form as “book-entry only.”
For debt securities issued in book-entry only form, DTC keeps a computerized record of its participants (for example, a broker) whose clients have purchased the securities. Each participant then keeps a record of its clients who purchased the securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

For book-entry only debt securities, we wire principal and interest payments to DTC’s nominee. We and the trustee treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, neither we nor the trustee have any direct responsibility or liability to pay amounts due on the debt securities issued under the Indenture to owners of beneficial interests in the global securities.
Under book-entry only form, we have not issued physical certificates representing beneficial interests in the global securities to individual holders of the debt securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants and will be exchangeable for debt securities in certificated form with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depository;

•	DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days; or

•	We instruct the trustee that the global security is exchangeable for debt securities in certificated form.
Liens on Assets
The Notes and other debt securities will not be secured. However, if at any time we mortgage, pledge or subject to any lien any of our property or assets, the Indenture requires us to secure the Notes and other debt securities issued under the Indenture equally and ratably with the debt or obligations secured by such mortgage, pledge or lien for as long as such debt or obligations remain secured. Exceptions to this requirement include the following:

•	purchase-money mortgages or liens;

•	liens on any property or asset that existed at the time when we acquired that property or asset;

•	any deposit or pledge to secure public or statutory obligations;

•	any deposit or pledge with any governmental agency required to qualify us to conduct any part of our business, to entitle us to maintain self-insurance or to obtain the benefits of any law relating to workmen’s compensation, unemployment insurance, old age pensions or other social security; or

•	any deposit or pledge with any court, board, commission or governmental agency as security for the proper conduct of any proceeding before it.
The Indenture does not prevent any of our affiliates from mortgaging, pledging or subjecting to any lien, any property or asset, even if the affiliate acquired that property or asset from us.
We may issue or assume an unlimited amount of debt under the Indenture.
Changes to the Indenture
The Indenture may be changed with the consent of holders owning more than 50% of the principal amount of the outstanding debt securities of each series affected by the change. However, we may not change principal or interest payment terms of the Notes or the percentage required to change other terms of the Indenture without consent of the holders of the Notes and the consent of others similarly affected.
We may enter into supplemental indentures for other specified purposes, including the creation of any new series of debt securities, without the consent of any holder of debt securities issued under the Indenture.
Events of Default
An event of default means, for any series of debt securities issued under the Indenture, any of the following:

•	failure to pay interest on that series of debt securities for 90 days after payment is due;

•	failure to pay principal or any premium on that series of debt securities when due;

•	failure to perform any other covenant relating to that series of debt securities for 90 days after notice to us;

•	certain events of bankruptcy, insolvency and reorganization; and

•	any other event of default provided for in the supplement to the Indenture, board resolution or officers’ certificate designating the specific terms of such series of debt securities.
An event of default for a particular series of debt securities does not necessarily impact any other series of debt securities issued under the Indenture.
If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% of the outstanding principal amount of the debt securities of such series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the outstanding principal amount of the debt securities of that series can rescind the declaration if there has been deposited with the trustee a sum sufficient to pay all matured installments of interest, principal and any premium.
The holders of more than 50% of the outstanding principal amount of any series of the debt securities, may, on behalf of the holders of all of the debt securities of that series, control any proceedings resulting from an event of default or waive any past default except a default in the payment of principal, interest or any premium. We are required to file an annual certificate with the trustee stating whether we are in compliance with all of the conditions and covenants under the Indenture.
Concerning the Trustee
Within 90 days after a default occurs with respect to a particular series of Notes, the trustee must notify the holders of such series of Notes of all defaults known to the trustee if we have not remedied them (default is defined to mean any event which is, or after notice or lapse of time or both would become, an event of default with respect to such series of Notes as specified above under “—Events of Default”). If a default described in the third bullet point under “—Events of Default” occurs, the trustee will not give notice to the holders of the series until at least 60 days after the occurrence of that default. The trustee may withhold notice to the holders of the Notes of any default (except in the payment of principal, interest or any premium) if it in good faith believes that withholding this notice is in the interest of the holders.
Prior to an event of default, the trustee is required to perform only the specific duties stated in the Indenture, and after an event of default, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The trustee is not required to take any action permitted by the Indenture at the request of holders of the debt securities, unless those holders protect the trustee against costs, expenses and liabilities. The trustee is not required to spend its own funds or become financially liable when performing its duties if it reasonably believes that it will not be adequately protected financially.
U.S. Bank Trust Company, National Association, the trustee for the Notes, and its affiliates have commercial banking relationships with us and some of our affiliates and serves as trustee or paying agent under indentures relating to debt securities issued by us and some of our affiliates.
AUD NOTES
    The following description of the AUD Notes is a summary and does not purport to be complete. This description is qualified in its entirety by reference to our Note Deed Poll, dated July 28, 2017 (the “Deed Poll”) and the terms and conditions of the AUD Notes as set out in the section entitled “Conditions of the Notes” in the Information Memorandum dated July 28, 2017 for our A$ debt issuance program, as amended, supplemented, modified or replaced by the relevant pricing supplement for such series of AUD Notes.
Principal Amount, Maturity, Interest, Form and Ranking and Listing
The following table sets forth for the AUD Notes the applicable date of initial issuance, principal amount initially issued, principal amount outstanding as of December 31, 2024, maturity date, interest rate per annum, interest payment and record dates, and New York Stock Exchange listing symbol:

Notes	Date of Initial Issuance	Principal Amount Initially Issued	Principal Amount Outstanding as of 12/31/2024	Maturity Date	Interest Rate Per Annum	Interest Payment Dates	Record Dates	NYSE Listing Symbol
2028 AUD Notes	March 23, 2021	A$600,000,000	A$600,000,000	March 23, 2028	2.350%	March 23/ September 23	March 15/ September 15	VZ 28C
2031 AUD Notes	March 23, 2021	A$500,000,000	A$500,000,000	March 23, 2031	3.000%	March 23/ September 23	March 15/ September 15	VZ 31D
2039 AUD Notes	November 6, 2019	A$500,000,000	A$500,000,000	November 4, 2039	3.50%	May 4/ November 4	April 26/ October 27	VZ 39D
2041 AUD Notes	March 23, 2021	A$150,000,000	A$150,000,000	March 23, 2041	3.850%	March 23/ September 23	March 15/ September 15	VZ 41C
We will pay interest on each series of AUD Notes semiannually in arrears at the applicable interest rate per annum for such series specified in the table above on the applicable interest payment dates for such series each year following the applicable date of initial issuance for such series, up to, and including, the applicable maturity date for such series, to holders of record at 5:00 p.m. in the place where the register of noteholders is maintained on the applicable record date for such series immediately preceding such interest payment date. If interest or principal on the AUD Notes is payable on a day that is not a day other than (i) a Saturday or Sunday, (ii) any day on which commercial banks are not open for business in The City of New York or Sydney or (iii) if an AUD Note is to be held in a clearing system, any day on which any applicable clearing system in which the relevant AUD Note is lodged is not operating (a “Business Day”), then we will make the payment on the next Business Day in such locations, and no additional interest will accrue as a result of the delay in payment.
The AUD Notes are issued under our Deed Poll, in registered uncertificated form and shall be in denominations of A$10,000.
The AUD Notes are direct, unconditional, unsubordinated, unsecured and rank equally among themselves and with all of our other present and future unsecured and unsubordinated obligations, save for such as may be preferred by mandatory provisions of applicable law. The Deed Poll does not limit the amount of debt securities that may be issued and we may issue additional AUD Notes in the future.
Optional Redemption of the Notes
We have the option to redeem all or some of the notes (in whole) of each series of the AUD Notes other than the 2039 AUD Notes before their maturity date (any such date of redemption, an “Early Redemption Date”), on not less than 10 nor more than 60 days’ notice,
(i)at any time prior to December 23, 2027 (3 months prior to maturity) (the “2028 AUD Notes par call date”) with respect to the 2028 AUD Notes, at any time prior to December 23, 2030 (3 months prior to maturity) (the “2031 AUD Notes par call date”) with respect to the 2031 AUD Notes and at any time prior to September 23, 2040 (6 months prior to maturity) (the “2041 AUD Notes par call date”) with respect to the 2041 AUD Notes, at a redemption price equal to the Make-Whole Amount specified below, together with interest (if any) accrued but unpaid on it to (but excluding) the Early Redemption Date; and
(ii)at any time on or after the 2028 AUD Notes par call date, the 2031 AUD Notes par call date and the 2041 AUD Notes par call date with respect to the 2028 AUD Notes, the 2031 AUD Notes and the 2041 AUD Notes, respectively, at a redemption price equal to each such series of AUD Notes’ outstanding principal amount together with interest (if any) accrued but unpaid on it to (but excluding) the Early Redemption Date.

“Make-Whole Amount” means, with respect to each of the 2028 AUD Notes, the 2031 AUD Notes and the 2041 AUD Notes, respectively, an amount equal to the greater of:
(a)    the outstanding principal amount of the AUD Note being redeemed at the Early Redemption Date; and
(b)    the present value at the Early Redemption Date of the AUD Note being redeemed, calculated in accordance with the Reserve Bank of Australia Bond Formula for the calculation of the settlement price of fixed income securities (as published on March 23, 2021), where the yield that applies is:
(i)    the mid-market swap rate (expressed as a semi-quarterly coupon matched asset swap rate, referencing the semi-annual rate adjusted for the 6 month-3 month rate as applicable) calculated by ICAP Australia Pty Ltd (determined using linear interpolation as necessary) to the 2028 AUD Notes par call date, the 2031 AUD Notes par call date and the 2041 AUD Notes par call date, as applicable, as displayed on Bloomberg page ICAP<GO>, IAUS<GO>, 31<GO> (or the page titled ‘AUD Interest Rates Swaps’) or other electronic media at or around 10.00 am (Sydney time) three Business Days prior to the Early Redemption Date (Call); and

(ii)    if ICAP Australia Pty Ltd no longer calculates those rates (or if those rates are not displayed by Bloomberg), the rate determined by the calculation agent to be appropriate having regard to market rates and sources then available, and in the case of either sub-paragraph (i) or (ii), plus 0.200% with respect to the 2028 AUD Notes, plus 0.200% with respect to the 2031 AUD Notes and plus 0.250% with respect to the 2041 AUD Notes.
Clearing Systems and Settlement
The AUD Notes are traded through Austraclear Ltd (ABN 94 002 060 773) (“Austraclear”) in accordance with the rules and regulations of the clearing and settlement system operated by Austraclear in Australia (the “Austraclear System”). All AUD Notes held in the Austraclear System are registered in the name of Austraclear. If Austraclear is recorded in the register as the holder of the AUD Notes, each person in whose security record (as defined in the Austraclear Regulations) an AUD Note is recorded is taken to acknowledge in favor of us, the registrar and Austraclear that (a) the registrar’s decision to act as the registrar of that AUD Note is not a recommendation or endorsement by the registrar or Austraclear in relation to that AUD Note, but only indicates that the registrar considers that the holding of the AUD Note is compatible with the performance by it of its obligations as registrar and (b) the holder of the AUD Note does not rely on any fact, matter or circumstance contrary to this.

Transactions relating to interests in the AUD Notes may also be carried out through the clearing and settlement system operated by Euroclear Bank SA/NV (“Euroclear”) or the clearing and settlement system operated by Clearstream Banking S.A. (“Clearstream, Luxembourg”). Interests in the AUD Notes traded in the Austraclear System may be held for the benefit of Euroclear or Clearstream, Luxembourg. In these circumstances, entitlements in respect of holdings of interests in AUD Notes in Euroclear would be held in the Austraclear System by a nominee of Euroclear (currently HSBC Custody Nominees (Australia) Limited) and entitlements in respect of holdings of interests in AUD Notes in Clearstream, Luxembourg would be held in the Austraclear System by a nominee of Clearstream, Luxembourg (currently J.P. Morgan Nominees Australia Pty Limited).
The rights of a holder of interests in an AUD Note held through Euroclear or Clearstream, Luxembourg are subject to the respective rules and regulations for accountholders of Euroclear and Clearstream, Luxembourg, the terms and conditions of agreements between Euroclear and Clearstream, Luxembourg and their respective nominee and the rules and regulations of the Austraclear System. In addition, any transfer of interests in an AUD Note, which is held through Euroclear or Clearstream, Luxembourg will, to the extent such transfer will be recorded on the Austraclear System, be subject to the Corporations Act 2001 of Australia (the “Corporations Act”) and the rules and regulations of the Austraclear System. Furthermore, for the issue and transfer of any AUD Note within Australia, the aggregate consideration payable must be at least A$500,000 (or its equivalent in an alternative currency and, in either case, disregarding moneys lent by the offeror or its associate) or such issue and transfer must not otherwise require disclosure to investors under Parts 6D.2 or 7.9 of the Corporations Act. For the issue and transfer of any AUD Note outside Australia, the aggregate consideration payable must be at least A$200,000.
Currency Conversion
Payments of principal, interest and additional amounts, if any, on the AUD Notes will be payable in Australian dollars (“AUD”). If a holder of an AUD Note receives an amount other than in AUD, then it may convert the amount received into AUD (even though it may be necessary to convert through a third currency to do so) on the day and at such rates (including spot rate, same day value rate or value tomorrow rate) as it reasonably considers appropriate. The holder of an AUD Note may deduct its usual costs in connection with the conversion. We satisfy our obligation to pay in AUD only to the extent of the amount of AUD obtained from the conversion after deducting the costs of the conversion.
Redemption for Taxation Reasons
The AUD Notes may be redeemed at our option, in whole but not in part, prior to their maturity date, at any time on giving not less than 30 nor more than 60 days’ notice (which notice shall be irrevocable), at their outstanding principal amount as of the date of redemption, together with interest accrued to, but excluding, the date fixed for redemption, if:
(i)we have or will become obliged to pay additional amounts with respect to the AUD Notes as provided or referred to under “Withholding Taxes” below as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision thereof or taxing authority therein or thereof affecting taxation, or any change in official position regarding application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction in the United States), or any other action taken by any taxing authority or a court of competent jurisdiction in the United States, whether or not such action was taken or made with respect to us, or any change, amendment, application or interpretation shall be officially proposed, which becomes effective on or after November 6, 2019, in the case of the 2039 AUD notes, and March 23, 2021, in the case of the 2028 AUD Notes, the 2031 AUD Notes and the 2041 AUD Notes, and we, in our business judgment, determine that such obligation cannot be avoided by us taking reasonable measures available to us;
provided that, we may only do so if:

(a)    prior to the publication of any notice of redemption for taxation reasons, we deliver to the registrar a certificate signed by two of our duly authorized officers stating that we are entitled to effect such redemption for taxation reasons and setting forth a statement of facts showing that the conditions precedent to our right to redeem have occurred and an opinion of independent legal advisers or tax consultants of recognized standing to the effect that we have or will, in all material probability, become obliged to pay such additional amounts as a result of such change or amendment; and
(b)    we have given not less than 30 days nor more than 60 days’ notice to the registrar, the holders of AUD Notes, each other Agent and any stock or securities exchange or other relevant authority on which the AUD Notes are listed, quoted and/or traded; and
(c)    no notice of redemption is given earlier than 90 days before the earliest date on which we would be obliged to pay additional amounts.
Withholding Taxes
If a law requires us to withhold or deduct an amount in respect of taxes from a payment in respect of the AUD Notes such that the holder would not actually receive on the due date the full amount provided for under the AUD Notes, then:
(i)     we agree to deduct the amount for the taxes (and any further withholding or deduction applicable to any further payment due under paragraph (ii) below); and

(ii)    if the amount deducted or withheld is in respect of taxes imposed by the United States or any political subdivision thereof or any authority therein or thereof having power to tax, we will pay such additional amounts so that, after making the deduction and further deductions applicable to additional amounts payable under the AUD Notes, each holder that is not a U.S. Person (as defined below) is entitled to receive (at the time a payment is due) the amount it would have received if no such deductions or withholdings had been required to be made.
For purposes of this section, the term “U.S. Person” means any individual who is a citizen or resident of the United States for United States federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.
No additional amounts shall be payable on any AUD Note with respect to:

(a)    any taxes that would not have been imposed but for the existence of any present or former connection between the holder of the AUD Note (or between a fiduciary, settlor, beneficiary of, or a person holding a power over, the holder, if the holder is an estate or trust, or a member or shareholder of the holder, if the holder is a partnership or corporation) and the United States, including, without limitation, that holder (or that fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen, resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or having or having had a permanent establishment in the United States;

(b)    any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property, wealth or similar taxes;

(c)    any taxes imposed on foreign personal holding company income or by reason of the holder’s or beneficial owner’s past or present status as a personal holding company, controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

(d)    any taxes which are payable otherwise than by withholding or deducting from a payment on such AUD Note;

(e)    any taxes required to be withheld or deducted by any paying agent from any payment on such AUD Note if that payment can be made without such withholding or deduction by any other paying agent;

(f)    any taxes which would not have been imposed, withheld or deducted but for the failure of a beneficial owner or any holder of such AUD Note or any other person to comply with any requirement or request to satisfy certification, identification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with Australia or the United States of the beneficial owner or any holder of the AUD Note that such beneficial owner or holder is legally able to deliver (including, but not limited to, the requirement to provide IRS Forms W-8BEN, W-8BEN-E, Forms W-8ECI, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty);

(g)    any taxes imposed on a holder who actually or constructively owns more than 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the United States Internal Revenue Code of 1986 (as amended, the “Internal Revenue Code”) or that is a controlled foreign corporation that is related to us;

(h)    any taxes imposed as a result of the holder’s failure to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of an AUD Note, if such compliance is required by statute or regulation of the United States, as a precondition to relief or exemption from those taxes; or

(i)    any combination of the above.

In addition, we will not pay any additional amounts to any holder of AUD Notes who is a fiduciary, partnership, a limited liability company or a holder other than the sole beneficial owner of that payment to the extent that a beneficiary or settlor with respect to that fiduciary, a member of that partnership, an interest holder in such limited liability company or a beneficial owner of the payment would not have been entitled to the payment of those additional amounts had that beneficiary, settlor, member or beneficial owner been the holder of those AUD Notes.
Notwithstanding any other provision of the AUD Notes, we shall be entitled to make such withholding or deduction and shall have no obligation to gross up any payment under the AUD Notes or to pay any additional amount referred to above or other amount for such withholding or deduction if we, or any other person through whom payments on the AUD Notes are made, are required to withhold or deduct amounts under or in connection with, or in order to ensure compliance with the Foreign Account Tax Compliance Act (“FATCA”).
Except as specifically provided in this section, we will not be required to make any payment with respect to any tax imposed by any government or any respective political subdivision or any taxing authority therein or thereof, as a consequence of the initial issuance of AUD Notes.
Liens on Assets
If, at any time, we mortgage, pledge or otherwise subject to any lien the whole or any part of any property or assets now owned or hereafter acquired by us, except as provided in this section, we will accord the same security to any outstanding AUD Notes, and any other of our obligations which may then be outstanding and entitled to the benefit of a covenant similar to this condition, equally and rateably with the indebtedness or obligations secured by such mortgage, pledge or lien, for as long as any such indebtedness or obligation is so secured.
This condition does not apply to:
(a)the creation, extension, renewal or refunding of purchase-money mortgages or liens, or other liens to which any property or asset is subject at the time it is acquired by us; or

(b)the making of any deposit or pledge:
(i)to secure public or statutory obligations or with any governmental agency, at any time required by law, in order to:

(A)qualify us to conduct our business (or any part thereof); or

(B)entitle us to maintain self-insurance or to obtain the benefits of any law relating to workmen's compensation, unemployment insurance, old age pensions or other social security; or

(ii)with any court, board, commission or governmental agency as security incident to the proper conduct of any proceeding before it; or

(c)the mortgage, pledge, or subjecting to a lien of any property or assets by one of our affiliates whether or not such property or assets were acquired by such affiliate from us.

We may omit in any particular instance to comply with any covenant or condition set forth in the first paragraph of this section (“Negative pledge”) if, before or after the time for such compliance, the noteholders of more than 50% in principal amount of the outstanding notes of each applicable series of notes affected by the omission shall, in each case by notice of such noteholders, either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, our obligations with respect to any such covenant or condition shall remain in full force and effect.
Changes to the Terms of the AUD Notes
The Deed Poll provides that certain matters require the unanimous consent of all holders of the AUD Notes including (i) a reduction in the principal amount, (ii) a change in the maturity or (iii) reducing the interest rate. Any matter not requiring unanimous consent may be passed by more than 50% of the votes cast at a meeting at which the requisite quorum is present or without a meeting if holders of more than 50% of the outstanding principal amount of the AUD Notes agree in writing. We may also amend certain conditions of the AUD Notes without the consent of the holders, including if the amendment is administrative or technical, to comply with the law or to cure an ambiguity.
Events of Default
An event of default means, with respect to a series of the AUD Notes, any of the following:
    ●    failure to pay interest on such AUD Notes for 90 days after payment is due;
    ●    failure to pay principal or other redemption amount on such AUD Notes when due;
    ●    failure to perform any other covenant or warranty for 90 days after notice to us; and
    ●    certain events of bankruptcy, insolvency and reorganization.

If an event of default (other than an event of bankruptcy, insolvency or reorganization) occurs with respect to the AUD Notes of the relevant series and is continuing, any holder of the AUD Notes of that series may, by written notice to us, declare such AUD Notes held by that holder to be immediately due and payable. Any notice given by a holder declaring the AUD Notes due shall become effective, and all AUD Notes of such series then outstanding shall become immediately due and payable at their redemption amount, together with accrued interest (if any) to the date of repayment, when we have received such notices from holders holding not less than 25% in aggregate principal amount of the relevant series of AUD Notes then outstanding, unless, prior to the time we receive notice in respect of such aggregate amount, the situation giving rise to the notice has been cured.
At any time after a notice given by a holder as described above becomes effective and before the situation giving rise to the notice has been cured or a judgement or decree for payment of monies owing has been obtained, the notice may be rescinded and annulled by written notice to us from holders holding not less than 50% in aggregate principal amount of the relevant series of AUD Notes then outstanding, provided that:
(i)    we have paid to the holders of such AUD Notes all overdue interest on the AUD Notes and any related coupons, together with accrued interest (if any) and the principal of the relevant series of AUD Notes that have become due otherwise than by such notice described above, together with accrued interest (if any); and
(ii)    the situation giving rise to any other events of default with respect to the relevant series of AUD Notes has been cured or waived by holders holding not less than 50% in aggregate principal amount of the relevant series of AUD Notes then outstanding.
If an event of default that is an event of bankruptcy, insolvency or reorganization occurs, all AUD Notes then outstanding shall automatically, and without any declaration or other action on the part of any holder or any other person, become immediately due and payable.
Notification
If an event of default (or, an event which, after notice and lapse of time, would become an event of default) occurs, we must within 90 days after becoming aware of it, unless such default has been cured, notify the registrar of the occurrence of the event (specifying details of it) and use its reasonable endeavors to ensure that the registrar promptly notifies, the relevant holders, each other agent and any stock or securities exchange or other relevant authority on which such AUD Notes are listed, quoted and/or traded, provided that;
(i)     in the case of an event of default due to our failure to pay interest on the AUD Notes for 90 days after payment is due or our failure to pay principal or other redemption amount on the AUD Notes when due, we are not required to give notice if and so long as we in good faith determine that the withholding of notice is in the interests of holders of the AUD Notes; and
(ii)in the case of an event of default due to our failure to perform any other covenant for 90 days after notice to us, we are not to give notice until at least 60 days after becoming aware of the event of default.
We must promptly notify the registrar once we have received notices from holders holding 25% or more in aggregate principal amount of the AUD Notes then outstanding and use our reasonable endeavors to ensure that the registrar promptly notifies the relevant holder, each other agent and any stock or securities exchange or other relevant authority on which the AUD Notes are listed, quoted and/or traded of the occurrence of the event.
Paying Agent, Calculation Agent and Registrar for the AUD Notes
BTA Institutional Services Australia Limited (ABN 48 002 916 396), a wholly-owned subsidiary of the Bank of New York Mellon (“BTA”), is acting as paying agent, calculation agent and registrar for the AUD Notes. We may appoint a successor agent if BTA is removed or resigns.